MEC                                                    MAGNA ENTERTAINMENT CORP.
---
                                                       337 Magna Drive
                                                       Aurora, Ontario
                                                       Canada L4G 7K1
                                                       Tel (905) 726-7060
                                                       Fax (905) 726-7172

November 15, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Ms. Susan Guerrier
Facsimile: (202) 942-9525


                    Re:  Magna Entertainment Corp.
                         Post-Effective Amendment No. 1 on Form S-3
                         to Registration Statement on Form S-1 (333-94791)
                         -------------------------------------------------

Dear Ms. Guerrier:

     Magna Entertainment Corp. (the "Company") hereby applies, pursuant to Rule 477 under the Securities Act of 1933, as amended, to withdraw its Post-Effective Amendment No. 1 on Form S-3 (the "Post-Effective Amendment") to Registration Statement on Form S-1 (Registration No. 333-94791), filed with the Securities and Exchange Commission (the "Commission") on August 29, 2001. The Company requests this withdrawal because the Post-Effective Amendment has been susperseded by the filing of a Registration Statement on Form S-1 (Registration No. 333-69166), initially filed with the Commission on September 10, 2001, with respect to the same securities. No securities were sold in connection with the Post-Effective Amendment.

                                        Very truly yours,

                                        MAGNA ENTERTAINMENT CORP.


                                        By:  /s/ Gary M. Cohn
                                            ------------------------------------
                                            Gary M. Cohn
                                            Vice-President, Special Projects and
                                            Secretary